EXHIBIT 99.1

BUSINESS UPDATE FOR INTERMETRO COMMUNICATIONS, INC.
July 2008

This business update includes forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers and listeners are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the US Securities and Exchange Commission. Please see the “Risk Factors” section of our Form 10-K filed with the Securities and Exchange Commission on April 15, 2008 for a more detailed description of these risks.

This business update includes financial statements, and none of these financial statements have been reviewed by a registered independent outside accounting firm. For a detailed presentation of the company’s most recent audited financial statements and notes thereto, please see the company’s Form 10-K filed with the Securities and Exchange Commission on April 15, 2008.

Background

InterMetro Communications, Inc. (hereinafter, “we,” “us,”  “InterMetro” or the “Company”) is a Nevada corporation and through our wholly owned subsidiary, InterMetro Communications, Inc. (Delaware) (hereinafter, “InterMetro Delaware”), we are engaged in the business of providing voice over Internet Protocol (“VoIP”) communications services. On December 29, 2006, InterMetro, a public “shell” company, completed a business combination with InterMetro Delaware whereby InterMetro Delaware became our wholly-owned subsidiary.

General

We have built a national, private, proprietary voice-over Internet Protocol, or VoIP, network infrastructure offering an alternative to traditional long distance network providers. We use our network infrastructure to deliver voice calling services to traditional long distance carriers, broadband phone companies, VoIP service providers, wireless providers, other communications companies and end users. Our VoIP network utilizes proprietary software, configurations and processes, advanced Internet Protocol, or IP, switching equipment and fiber-optic lines to deliver carrier-quality VoIP services that can be substituted transparently for traditional long distance services. We believe VoIP technology is generally more cost efficient than the circuit-based technologies predominantly used in existing long distance networks and is easier to integrate with enhanced IP communications services such as web-enabled phone call dialing, unified messaging and video conferencing services.

We focus on providing the national transport component of voice services over our private VoIP infrastructure. This entails connecting phone calls of carriers or end users, such as wireless subscribers, residential customers and broadband phone users, in one metropolitan market to carriers or end users in a second metropolitan market by carrying them over our VoIP infrastructure. We compress and dynamically route the phone calls on our network allowing us to carry up to approximately eight times the number of calls carried by a traditional long distance company over an equivalent amount of bandwidth. In addition, we believe our VoIP equipment costs significantly less than traditional long distance equipment and is less expensive to operate and maintain. Our proprietary network configuration enables us to quickly, without modifying the existing network, add equipment that increases our geographic coverage and calling capacity.

During 2006, we enhanced our network’s functionality by implementing Signaling System 7, or SS-7, technology. SS-7 allows access to customers of the local telephone companies, as well as customers of wireless carriers. SS-7 is the established industry standard for reliable call completion, and it also provides interoperability between our VoIP infrastructure and traditional telephone company networks.

Historically, VoIP services have been hampered by poor sound quality and by lack of interoperability with traditional circuit-based phone devices. Our private, managed network design, as opposed to use of the unmanaged public Internet, gives us a high level of control of sound quality and we have designed internal software that provides access to our infrastructure from traditional phone devices. Our network services allow our customers to reduce costs while taking advantage of access to useful information about their voice traffic and can be easily accessed with both traditional phone devices and new IP-based devices, such as broadband IP phones, IP videophones and wireless IP phones.

Our VoIP infrastructure delivers significant benefits to our customers, including:

•	increasing the margins earned from existing retail voice services or reducing the costs of using voice services;

•	improving customer service through access to real-time information about network performance and billing;

•	reducing the administrative burden of managing end users for our carrier customers;

•	increasing the investment return on customer owned traditional circuit-based equipment; and

•	enabling the creation of value-added enhanced voice services.

Our goal is to displace the incumbent long distance carriers as the presumed choice for voice transport services. We also intend to become a significant provider of VoIP infrastructure services for traditional phone companies and wireless carriers, as well as new high growth entrants in the consumer voice services market such as broadband phone companies and cable operators. We also package our VoIP services into calling cards and prepaid services. We have developed plug-and-play technology designed to enable IP devices, such as broadband phones and videophones, to be plugged directly into end users’ broadband internet routers, allowing for instant use of our services without having to configure the device or install any software to interoperate with our network. We expect to begin selling services based on this technology within the next 12 months. We sell our services through our direct sales force and independent sales agents. Our calling cards and prepaid services are primarily sold by our retail distribution partners.

Along with our voice transport services, we have developed proprietary technologies that combine Internet based software with voice services, effectively allowing end users to control our VoIP infrastructure through web-based interfaces. One example is our proprietary conferencing application which can be used to start a conference call on our network instantly from any web-enabled computer or device. Our network has been specifically designed to give software developers and retail phone companies a platform to create new enhanced voice services like our conferencing application, which we expect will drive significant additional voice traffic to our network.

Industry Background

The U.S. Telecommunications Industry

VoIP service is primarily a substitute or an enhancement to traditional voice services offered by existing telecommunications service providers. The overall telecommunications industry represents one of the largest service markets in the U.S. with sales of approximately $297.9 billion in 2005 according to Federal Communications Commission, or FCC, reports. The market is divided into three industry segments with local services representing approximately $122.6 billion in sales in 2005, long distance services representing an estimated $66.5 billion and wireless voice services representing approximately $108.8 billion. The industry can also be broken into retail and wholesale segments, with the retail market, which includes residential and business end users, totaling $235.5 billion in sales in 2005 and the wholesale segment, which is comprised of carrier to carrier sales, totaling $62.4 billion.

The telecommunications market has been traditionally served by circuit-switched landline local and long distance phone companies and various wireless carriers. However, competition to provide voice services, particularly for retail residential and business customers, has increased significantly due to new entrants in the market including VoIP providers, cable television companies, competitive local exchange carriers, Internet service providers, or ISPs, and wireless IP-based service providers.

In addition, the sale of voice services packaged as calling cards and flat rate subscription services has allowed operators of various retail distribution channels to become participants in the market, such as retail store chains and Internet marketing companies who sell private label voice services. The entry of these competitors has been facilitated in part by the introduction of new technologies such as VoIP.

Overview of Voice over Internet Protocol

VoIP is a developing alternative technology to the circuit-based switched networks that have been used by large telecommunications companies to transport voice calls for the last several decades. Traditional circuit- switched voice calls carried over the public switched telephone network, or PSTN, utilize a fixed, direct connection between the end users. This direct connection typically requires a fixed amount of network capacity, a 64 kilobits per second, or kbps, circuit, which remains completely dedicated between the participants of a voice call. The circuit is dedicated bandwidth and cannot be used for any other purpose while the call is in process, explaining why dial-up Internet subscribers cannot use their phone lines while they are connected to their ISP.

VoIP technology enables voice and data services to be provided simultaneously over an IP network using technologies that digitize voice calls into discrete IP packets. These IP packets are carried across the network and then reassembled into a voice stream that is delivered to the receiving party. IP voice packets can be carried simultaneously with IP packets containing data information and IP packets from a single call can travel over different networks, meeting up to be reassembled into the original voice stream. Also, a voice stream that starts at one end of the network can be compressed so that it requires much less than the 64 kbps of capacity needed for a circuit-based call. Compression is accomplished by eliminating most of the IP packets that are created when digitizing a voice stream, leaving just enough IP packets so that a computer can recreate the sound that was initially digitized. Current compression technology typically provides for up to eight calls to be carried over a single 64 kbps circuit.

IP packets can be carried over any IP-based network, allowing data networks such as the public Internet to be used as a transport infrastructure for voice services. However, the process of reassembling IP packets into high quality voice streams is sensitive to a delay in IP packets reaching the termination point. The Internet is an unmanaged data network, and in the cases of transporting IP packets across large distances and many individual pieces of networking equipment, losses or delays of IP packets may occur, degrading the sound quality of voice streams. This limitation has driven the technology to be implemented by companies who focus on local phone calling services, where the short distances can be adequately handled by public Internet transport and by companies that manage their own secure national private IP networks.

VoIP technology allows operators of newly enabled IP networks, such as cable companies that have modified their networks to provide Internet service, to begin offering voice services to their customers or for new broadband phone companies to deliver voice services over a end user’s existing Internet service. The technology also allows operators of national IP networks to carry voice services across their infrastructure to replace the need for traditional long distance service.

VoIP Market Opportunity

VoIP service currently represents a fraction of the overall market for communications services with estimated sales of $1.3 billion in 2004, according to Infonetics Research. Infonetics expects revenue to reach $19.9 billion by 2009. Worldwide next generation voice equipment revenue reached a new high in 2005, topping $2.5 billion, a 50% jump over 2004, and is projected to increase 145%, reaching $6.2 billion in 2009, according to Infonetics Research’s latest Service Provider Next Gen Voice and IMS Equipment report. A total of $21 billion is expected to be spent on next generation voice equipment worldwide during the five-year period between 2005 and 2009.

According to Infonetics Research, there were 4.3 million VoIP subscribers in North America in 2005, expected to grow by 800% to almost 39.0 million in 2009, representing a compound annual growth rate of 73%. Furthermore, a number of other independent research firms expect the VoIP market in the U.S. to expand dramatically from its current size. For example, Forrester Research expects VoIP households to grow from 0.9 million to 11.5 million from 2004-2009, representing a compound annual growth rate of 66%.

We believe that VoIP technology will eventually replace the existing circuit-based U.S. phone infrastructure. Factors driving this transition to VoIP technology include:

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More efficient use of physical network capacity. VoIP technology enables voice and data services to be provided simultaneously over an IP network. Voice streams sent over an IP network can be compressed, requiring significantly less bandwidth than the 64 kbps of bandwidth needed for a circuit-based call;

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Lower operating and maintenance costs. Equipment used to provide VoIP services costs significantly less than traditional long distance equipment and is less expensive to operate and maintain. VoIP network equipment requires fewer personnel, smaller facilities and lower electricity usage;

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Greater features and functionality. IP technology enables more information to be collected and used. This allows us to provide unique services such as real-time network information for network management and customer service; and

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Easier integration with software and web-based applications. Because VoIP technology is standards-based it allows software and web-based applications to be easily integrated. VoIP service providers are able to offer a low cost solution for voice transport needs with value-added enhancements not available with traditional circuit-based technology. VoIP solutions are a substitute for traditional voice transport services for carriers that purchase long distance to incorporate into their product offerings. These carriers are typically in highly competitive markets for end users of voice services and are searching for cost and functionality advantages.

Carrier customers who can benefit from high quality VoIP include:

•	traditional carriers selling directly to consumers;

•	local exchange carriers selling long distance to their end users;

•	wireless carriers who provide long distance service to their end users;

•	broadband VoIP providers offering cable modem or DSL voice service; and

•	prepaid carriers that package long distance into their calling card products.

In addition, carriers burdened with payments for their committed legacy networks and who are unwilling to allocate capital to build out networks using IP technology can gain VoIP benefits by sending a portion of their traffic over a third-party VoIP service provider network.

Another significant driver of adoption of VoIP is broadband penetration. With the proliferation of the Internet, e-commerce and increasingly bandwidth intensive applications, broadband access has increased significantly. Nielsen/NetRatings reported there were 120.8 million people with broadband access as of August 2005, representing a penetration rate of 42%. This compares with a penetration of 36% or 103.8 million people with broadband access in January 2005. Nielsen/NetRatings research also found in August 2005 that more than 60% of Americans who used the Internet did so using a broadband connection, an increase from 51% one year earlier. The continued emergence of alternative broadband access technologies, such as fiber-to-the-home, WiFi/WiMax, and broadband over power lines, is expected to continue to drive growth in demand for VoIP.

We believe the market for high quality broadband IP phones and videophones is still in its early stages of adoption by consumers. Utilization of these broadband IP devices is expected to increase as broadband connectivity continues to become more available and less expensive and as a result of the increased breadth of features available to end users. In addition, the emergence of user-friendly plug-in devices that require no additional hardware or software will also fuel growth. Unlike traditional telephones which can plug into and operate through any available analog jack and through different service providers, broadband IP phones and videophones are programmed to work over a specific network.

VoIP providers utilize various business models in terms of their network facilities, geographic presence, services offered and target customers. Providers will generally pursue one of two network deployment strategies: (i) owned-network and (ii) non-owned-network. We are an owned-network provider and limit the use of the public Internet to provide our VoIP services.

VoIP technology has been available for a relatively limited time as a substitute for circuit-based switches. Companies implementing VoIP in a scalable configuration face significant challenges in delivering a high quality service. Both the equipment and software for VoIP are difficult to implement and configuring the necessary components takes significant expertise. Most VoIP companies deliver less than carrier-grade quality of service because they do not have knowledge in the broad range of areas required to provide a scalable IP-based voice service. Also, many VoIP transport providers utilize the public Internet, rather than a private network, to carry their IP data. Using the public Internet for transport allows for fast deployment and low entry costs, but the design of the Internet makes it a poor transmission medium for low latency applications such as VoIP.

Our Competitive Strengths

We believe our highly flexible, scalable and secure VoIP infrastructure delivers the cost and functionality benefits of VoIP technology to our customers. Since inception, we have built our network on VoIP technology and do not have to make investments to upgrade from less efficient circuit-based technology used by many traditional carriers. We believe our VoIP network is robust and efficient, based on redundancies in equipment and network transmission paths, and utilizes some of the most advanced VoIP technology available.

We help our carrier customers increase their margins by lowering the cost of their wholesale voice transport usage, which enhances the economic value to them of their existing end users. We help our retail customers access lower cost VoIP-based solutions for their communications service needs by making our services accessible through their existing residential and wireless phones. We intend to continue investing in our VoIP infrastructure to improve and expand our existing service offerings and to address the constantly evolving needs of voice transport customers.

Our competitive strengths include:

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State-of-the-art private VoIP infrastructure. We built our VoIP infrastructure from advanced IP technology. We are not burdened by some of the constraints commonly faced by traditional telecommunications companies that use circuit-based equipment. Legacy equipment is more difficult to combine with the latest add-on voice services and network transport technology because it typically uses proprietary embedded call control systems. We operate and maintain our VoIP technology with significantly less personnel and lower operating costs than switch-based technology achieving comparable capacity.

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Cost-efficient IP-based voice services. We believe our VoIP technology provides significant cost savings due to compression and routing efficiencies. In addition, we save money by using equipment that requires little space and significantly reduced electricity costs versus older circuit-switched equipment. Our management team has extensive experience in negotiating pricing and contract terms for these types of products and services. We pass a significant portion of our cost savings on to our customers to help drive sales growth.

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Experience marketing VoIP services. Our seasoned management team has significant experience with wireline and wireless telecommunications and experience with IP-based communications. Our knowledge of the VoIP industry, including familiarity with the hardware, software and vendors, allows us to advise potential customers on how to incorporate the technology to increase profitability and increase customer reach. Members of our management team have marketed VoIP services to a wide range of customers and have been instrumental in developing new products to meet individual customer demands.

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Product flexibility and speed of deployment. We believe our private network equipment provides a high level of integration between the installation of voice services and billing and customer care functions. We believe our VoIP technology software, specifically developed to facilitate the sharing of data across different systems, allows us to create and deploy new products more quickly than traditional communications companies. We also utilize our VoIP infrastructure to tailor retail products to the individual needs of our retail distribution partners.

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Strong engineering team with experience in both voice and data networking. Our engineering team is comprised of individuals with backgrounds in networking, software development, database administration and telecommunications installations. We believe that our engineering team is among the most experienced in understanding VoIP services and the related software applications. Members of our engineering team have successfully deployed leading-edge technology in prior businesses, including the build-outs of both a national web hosting service and a large IP-based voice service network.

Our Business Strategy

Our goal is to apply our technical and operational expertise with VoIP services to become a significant provider of VoIP infrastructure services to carriers and retail customers. We plan to expand our existing network to become one of the largest, most functionally secure private VoIP platforms in the market, allowing us to deliver the highest quality and most innovative voice transport services. To achieve this goal, we plan to:

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Enhance and expand our network technology. We plan to continue to enhance our VoIP infrastructure by incorporating the latest generation of equipment and developing new software that will increase the capacity and functionality of our network. We also plan to improve the functionality of our customer service systems and our reporting and network management tools to provide greater control and efficiency for our carrier customers. We continue to add signaling protocol, such as SS-7, to our VoIP infrastructure, which provides additional functionality and greater network coverage. We also plan to expand the number of our VoIP switches.

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Expand to new geographic markets. Expanding into new geographic markets provides access to new carrier and retail customers and increased revenues from existing customers. Also, the closer we can bring IP streams to additional geographic destinations before converting the streams back into traditional voice and fax calls, the lower our network costs.

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Add to our sales force and increase our marketing efforts. We plan to grow our direct sales force in order to reach a greater number of potential customers. We are targeting organic growth of $1.5 million per quarter over the next six quarters. We plan to have approximately half of our growth come from selling additional services to our existing customer base and the remainder from adding new customers.

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Grow through acquisitions. We plan to continue to acquire businesses whose primary cost component is voice services or whose technologies expand or enhance our VoIP expertise. We target companies with $5 to $20 million in revenues. We expect to improve margins from an acquired company from 15 to 20% to 30 to 40% by moving some of the acquired company’s voice traffic on to our network. We are currently in discussions with three potential acquisition targerts.

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Launch our broadband IP device services. We have developed technology that allows IP devices to interoperate with our network. The market for high quality broadband IP phones and video phones is in its growth stage of consumer adoption. We intend to utilize relationships with existing retail distribution partners to address this opportunity.

Our acquisition strategy is based on the existence of hundreds of potential target companies, including long distance resellers and other long-distance based companies. An example acquisition would be a long distance reseller with $10 million of annual revenue, 20% gross margins and earnings before interest expense, taxes, depreciation and amortization of $1.5 million per year. Management estimates that certain target companies of this profile would give us the opportunity to increase earnings before interest expense, taxes, depreciation and amortization to $2.5 to $3.0 million per year by moving a portion of the target company’s voice traffic on to our network. At our current estimated earnings before interest expense, taxes, depreciation and amortization, we would become positive on an annualized basis with a completed transaction similar to this example.

Our growth strategy for the year ended December 31, 2009 includes targeted growth of 30% from sales of additional services to existing customers and targeted growth of 30% from sales to new customers. We also are targeting acquisitions of 2 to 3 companies before December 31, 2009. Assuming we meet our targets, we expect that we will achieve $60 to $70 million in revenue for the fiscal year ended December 31, 2009 and $12 to $14 million of earnings before interest expense, taxes, depreciation, amortization and stock-based charges.

Our Service Offerings

We use our network backbone to deliver voice calling services to traditional long distance carriers, broadband phone companies, VoIP service providers, wireless providers, other communications companies and end users.

Carrier Services. Carrier services consist of origination and termination services. Such services are provided over our VoIP network constructed as a nationwide system of regional IP nodes known as points-of-presence, or PoPs, connected by a fiber-optic backbone and other bandwidth segments utilizing a secure packet technology called asynchronous transfer mode, or ATM. Our PoPs are typically located in major metropolitan cities and allow us to connect to a majority of the personal and business telephones within a metropolitan geographic region.

Because the network is based on IP technology, the network enables a significant amount of information to be passed to our customers. This allows us to differentiate our service from traditional wholesale voice providers by providing unique real-time information along with enhanced voice services. Important uses for this functionality include the ability to quickly identify misuse or fraud that is occurring with a customer’s user base or to react more quickly to marketing opportunities based on identifiable trends in traffic patterns.

We believe our services offer our carrier customers a competitive advantage by:

•	providing an alternative to the large traditional network service providers that have influenced price and service levels;

•	increasing margins transparently by reducing direct network costs while maintaining or improving the quality of service received by their end users;

•	providing access to our VoIP infrastructure without altering the physical connection process to a voice network and without any required investment in new equipment or software; and

•	providing new functionality to reduce the cost of customer care and improve fraud detection.

Retail Services. Our retail VoIP services are sold to consumers and distributed in the form of calling cards or through the distribution of personal identification numbers, or PINs. Our retail services integrate the installation of voice services with billing and customer care functionality and voice and data applications such as on-demand conferencing and find-me/follow-me service. We primarily distribute our services through retail distribution partners who keep a portion of the retail revenue. We have created an automated system for activating and recharging our retail products. We believe our automation significantly lowers costs for retail distribution partners. For example, our automated PIN generating system replaces the need for point of sale terminals which charge per sale transaction fees and require initial integration and software setup.

Our VoIP network is highly flexible and allows our retail distribution partners to design voice products that fit the needs of their underlying end users. Our VoIP network allows our retail distribution partners to take advantage of their brand name recognition and customer loyalty.

We believe our services offer end users and retail distribution partners attractive solutions by:

•	allowing for delivery of “ready-to-shelf” customized voice service products tailored specifically to our retail distribution partners’ end user demographics; and

•	providing access to our VoIP network allowing retail customers to use their existing telephones with no requirement to purchase new equipment or software and without the need for broadband access.

IP Devices. We expect to enter into arrangements with one or more distribution partners under which they would sell plug-and-play product devices which do not require additional software. These devices would be purchased from manufacturers and would be configured to work exclusively with our network. We have developed three IP devices — the Broadband MetroFone, the VideoLine MetroFone, and the DialLine MetroFone. We do not currently generate any revenue from these products.

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Broadband MetroFone. The Broadband MetroFone looks and operates like a traditional phone but will use a customer’s broadband internet connection and our network to complete calls as compared to traditional phone calls which travel over low bandwidth copper line networks.

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VideoLine MetroFone. The VideoLine MetroFone operates in the same manner as the Broadband MetroFone but has the additional capability of sending and receiving real-time television quality video between any of our videophones.

•	DialLine MetroFone. The DialLine MetroFone is an IP device, which connects between a retail customer’s phone and wall jack and automatically connects a retail customer with our network.

Web-Services. We are in the process of developing a web-service offering. Web-services allow voice to be embedded in applications so that end users can move seamlessly between voice and data communications streams.

Technology and Network Infrastructure

Our state-of-the-art proprietary VoIP network is comprised of three basic components: switching equipment, software and network facilities. Our VoIP switching equipment is manufactured by leading telecommunications industry equipment manufacturers, and enables us to manage voice and data traffic and the associated billing information. Our software applications, including both third party software and internally developed proprietary software, allow for web-based control of our VoIP switching platform and access to data gathered by our VoIP switches. We and our customers utilize this advanced functionality to monitor network performance, capacity utilization and traffic patterns, among other metrics, in real-time. Our IP-based core network facilities provide an efficient physical transport layer for voice and data traffic, and are supplemented by other carriers’ networks to provide extensive domestic and international coverage.

The geographic markets serviced by our VoIP infrastructure are connected by leased fiber lines and private IP circuits. In many geographic markets we have leased collocation facilities where we have installed our ATM/MPLS switching equipment which is used to interconnect these fiber lines and IP circuits. This equipment interconnects to the fiber lines running between markets in the network and our VoIP gateway equipment. The VoIP gateway equipment performs analog-to-digital conversion and compression of IP voice. The network is designed to be redundant and self-healing, so that isolated events do not disrupt overall service. Our proprietary software and hardware configuration enables us to quickly, without modifying the existing network, add equipment that increases our geographic coverage and calling capacity.

Our network switching system is configured to connect to carrier customers by connecting their switches with ours via traditional circuit-switched connections or, increasingly, through private and public IP connections. We also connect to local exchange carriers through traditional circuit-switched connections so that retail customers can gain access to our services through their existing telephones and telecommunications devices.

We believe that our competitive advantage includes the ability to incorporate software applications into our VoIP network. This allows us to provide enhanced functionality and customer service tools. Our VoIP switching system has an application programming interface to allow for the creation of software application tools to create the enhanced control and functionality features. Our engineering team has extensive experience in implementing value-added applications that allow for greater flexibility in creating services and greater control over network efficiencies and costs. We have developed technology to provide control of the network and access to network utilization data to us and to our customers. Customers can access their own customer service web interfaces that can be used for operations, such as rate modification, customer activation and deactivation, fraud/abuse detection and capacity utilization, among other services. Customers can also utilize the interfaces to control costs by managing traffic flow to their various network vendors, allowing them to least cost route in the same way as large telecommunications companies.

In the fall of 2005, we began to develop and implement technology to connect our network directly to local telephone companies and wireless networks in the major metropolitan markets that we serve through the addition of SS-7 capabilities to our VoIP infrastructure. SS-7 technology allows direct access to customers of local telephone companies. Prior to the SS-7 implementation, we primarily connected to competitive local exchange carriers, or CLECs, in each metropolitan market which in turn connected to the local telephone company in that market. The Metropolitan Statistical Areas (with U.S. census population data) that we can service with our SS-7 capabilities or where we have installed VoIP switches include: Atlanta-Sandy Springs-Marietta, GA (4.2 million); Chicago-Naperville-Joliet (9.1 million); Dallas-Fort Worth-Arlington, TX (5.2 million); Fresno, CA (0.8 million); Houston-Baytown-Sugar land, TX (4.7 million); Las Vegas-Paradise, NV (1.4 million); Los Angeles-Long Beach-Santa Ana, CA (12.4 million); New York-Northern New Jersey-Long Island, NY (18.3 million, not yet operational); Phoenix-Mesa-Scottsdale, AZ (3.3 million); Riverside-San Bernardino-Ontario, CA (3.3 million); Sacramento-Arden-Arcade-Roseville, CA (1.8 million); San Diego-Carlsbad-San Marcos, CA (2.8 million); San Francisco-Oakland-Fremont, CA (4.1 million); San Jose-Sunnyvale-Santa Clara, CA (1.7 million); and Tucson, AZ (0.8 million).

The combination of SS-7 technology and direct local telephone company interconnections allows us to offer additional services to our customers and we believe makes it easier for potential customers that use long distance companies to transition their voice traffic to our VoIP network. The SS-7 technology also allows us to offer an increased number of services and enhances our ability to develop new services. We began connecting to the local telephone company networks through the purchase of a significant amount of recurring fixed-cost network interconnection capacity in late 2005 in anticipation of future growth. In March 2006, we began utilizing the SS-7 connections to provide services.

Sales and Marketing

Carrier Services Sales Strategy. We employ a direct sales approach for carrier sales, which is led by experienced sales professionals with detailed knowledge of the carrier industry. We provide product knowledge, product application consulting, pricing, delivery, and performance information to potential customers so that they are able to help us design services that meet their needs. As we expect to expand the resources of our sales department, sales professionals will be increasingly focused on customer, channel, and geographic levels that are intended to allow us to manage the sales cycle more efficiently. We currently target traditional purchasers of wholesale voice transport services including: inter-exchange carriers, international-based carriers sending voice calls to the U.S., wireless carriers, prepaid service providers, internet-based voice service providers, such as broadband phone companies and cable companies. Our customer base includes publicly traded companies including an international long distance retailer with over $1 billion in revenues, a domestic wireless carrier with over $1.5 billion in revenues, a domestic long distance carrier with over $2 billion in revenues and a broadband voip provider with over $100 million in revenue.

We complement our direct sales force with an agent-based sales channel. Through the use of sales agents we reach a larger universe of potential customers. The agent community in the telecommunication industry is large and well-established. A typical agent promotes solutions from a variety of service providers into the carrier buying community. Agents act as telecommunications consultants to the customer, create long-term relationships and develop contacts within organizations. A key role of the agent is to advise the customer of various providers’ offerings.

Retail Services Sales Strategy. We package our VoIP services into calling card and other prepaid services and PIN products sold to retail customers of voice services. These VoIP services are sold through retail distribution partners, including general merchandise and discount retail chains, and do not require distributors to invest in any new technology or to understand the underlying technologies required to service and bill voice products. We enter into agreements with our retail distribution partners that define the terms under which they sell our services.

We design specific products for each retail distribution partner to improve adoption of our services and to improve their profitability. Retail distributors of our VoIP services collect the revenue from the sale of our products and pass on a majority of the cash collected, holding back a portion of the revenue as their compensation for providing distribution services. We seek innovative ways to expand the scope of our distribution channels and enhance our ability to identify and retain distribution partners. In addition, we also intend to cross-sell services through existing retail distribution partners.

Marketing Overview. We create brand awareness and lead generation through our presence at key trade shows, targeted mailings to specific industry carrier lists and buyers and trade magazine advertising. Additionally, we maintain a web site presence and make available collateral describing our services and business.

Competition

Carrier Services. When selling to carrier customers, we primarily compete with other carriers, including Verizon, Qwest and Global Crossing. There are less than 10 traditional operators of long distance networks in the U.S. providing wholesale services. We also compete with a number of smaller IP-based providers that focus either on a specific product or set of products or within a geographic region. We compete primarily on the basis of transmission quality, network reliability, price and customer service and support.

Retail Services. We compete for retail distribution partners against long distance providers including AT&T, MCI, Sprint and IDT who provide calling cards and prepaid services. Retail distributors purchase these products based on price and private label customization.

Intellectual Property

Our intellectual property is an important element of our business, but we believe that our competitive advantage depends primarily on the experience of our management team and the knowledge and skill of our engineering and technology staff. Our management team and technical staff periodically review our technological developments to identify core technology that provides us with a competitive advantage. We rely on a combination of patent, copyright, trademark and trade secret laws both domestically and internationally and confidentiality procedures to protect our intellectual property rights. Further, our employees and independent contractors are required to sign agreements acknowledging that all inventions, trade secrets, copyrights, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those matters. Our standard form agreements for carrier customers and retail distribution partners also contain provisions designed to protect our intellectual property rights.

We are the owners of one patent and two patent applications filed with the U.S. Patent and Trademark Office. One of our patent applications has been published and relates to the technology which combines instant messenger services with voice services. The other application has not yet been published and therefore remains confidential and, to that extent, we treat the application as trade secrets. We are working with legal counsel to make all necessary filings to advance the examination of our two patent applications.

We are the owner of numerous trademarks and service marks for telecommunication services, phone cards, computer software, computer hardware, and telephone sets and have applied for registration of our trademarks and service marks to establish and protect our brand names as part of our intellectual property strategy.

In addition, we have non-exclusive license agreements with respect to technology and related databases from third parties related to the operations of our VoIP platform and the provision of certain service features. We believe our licenses will be renewable or replaceable on commercially reasonable terms.

Trends in Our Industry and Business

A number of trends in our industry and business have a significant effect on our operations and our financial results. These trends include:

Increased competition for end users of voice services. We believe there are an increasing number of companies competing for the end users of voice services that have traditionally been serviced by the large incumbent carriers. The competition has come from wireless carriers, competitive local exchange carriers, or CLECs, and interexchange carriers, or IXCs, and more recently from broadband VoIP providers, including cable companies and DSL companies offering broadband VoIP services over their own IP networks. All of these companies provide national calling capabilities as part of their service offerings, however, most of them do not operate complete national network infrastructures. These companies previously purchased national transport services exclusively from traditional carriers, but are increasingly purchasing transport services from us.

Merger and acquisition activities of traditional long distance carriers. Recently, the three largest operators of traditional long distance service networks were acquired by or have merged with several of the largest local wireline and wireless telecommunications companies. AT&T Corp. was acquired by SBC Communications Inc., MCI, Inc. was acquired by Verizon Communications, Inc. and Sprint Corporation and Nextel Communications, Inc. engaged in a merger transaction. While we believe it is too early to tell what effects these transactions will have on the market for national voice transport services, we may be negatively affected by these events if these companies increase their end user bases, which could potentially decrease the amount of services purchased by our carrier customers. In addition, these companies have greater financial and personnel resources and greater name recognition. However, we could potentially benefit from the continued consolidation in the industry, which has resulted in fewer competitors.

Regulation. Our business has developed in an environment largely free from regulation. However, the FCC and many state regulatory agencies have begun to examine how VoIP services could be regulated, and a number of initiatives could have an impact on our business. These regulatory initiatives include, but are not limited to, proposed reforms for universal service, the intercarrier compensation system, FCC rulemaking regarding emergency calling services related to broadband IP devices, and the assertion of state regulatory authority over us. Complying with regulatory developments may impact our business by increasing our operating expenses, including legal fees, requiring us to make significant capital expenditures or increasing the taxes and regulatory fees applicable to our services. One of the benefits of our implementation of SS-7 technology is to enable us to purchase facilities from incumbent local exchange carriers under switched access tariffs. By purchasing these traditional access services, we help mitigate the risk of potential new regulation related to VoIP. For additional information about these and other regulatory issues we face, see “Regulation” under “Description of Business.”

Our Business Model

Historically we have been successful in implementing our business plan through the expansion of our VoIP infrastructure. Since our inception, we have grown our customer base, including the customers from our acquisition of ATI, to include over 100 customers, including several large publicly-traded telecommunications companies and retail distribution partners. In connection with the addition of customers and the provision of related voice services, we have expanded our national VoIP infrastructure.

In 2006, we also began to dedicate significant resources to acquisition growth, completing our first acquisition in March 2006. We acquired ATI to add minutes to our network and to access new sales channels and customers. We plan to grow our business through direct sales activities and potentially through acquisitions.

We have experienced rapid year-over-year revenue growth since we began offering our VoIP services in the Los Angeles metropolitan market in March 2004. Our revenue increased over ten-fold from $1.9 million in 2004 to $20.1 million in 2006 and our network costs during the same periods were $1.4 million and $21.9 million, respectively. We had net losses of $2.7 million in 2004, $1.1 million in 2005 and $13.9 million in 2006. Our increased losses for the year ended December 31, 2006 were primarily related to the cost of transitioning our customer base to our SS-7 technology, increased fixed monthly network costs that have been put in place to accommodate the future growth of our business and stock-based charges totaling $2.7 million for the year.

For the quarter ended September 30, 2005, which was the last quarter prior to the initiation of our SS-7 network expansion, we had gross margin of approximately 30%. Our highest historical level of gross margin, 39%, was achieved in the quarter ended June 30, 2005. As part of the network expansion which began in December 2005, we began purchasing additional network capacity on a fixed-cost and monthly recurring basis. These costs, along with other expenses related to the expansion, such as certain nonrecurring costs for installing these services, are included in our total network expenses for the year ended December 31, 2006. However, we did not begin selling services utilizing the network expansion until the quarter ended June 30, 2006. The increase in network costs without a corresponding increase in revenues was a significant factor in reducing our gross margin to (8.9)% for the year ended December 31, 2006. While we expect to continue to add to capacity, as of September 30, 2006, the SS-7 network expansion became a fully operating and revenue generating component of our VoIP infrastructure and during the year ended December 31, 2007, we expanded our revenue generating activities to a majority of the areas covered by the network expansion. We believe that increasing voice minutes utilizing our network expansion, which is less than 20% utilized as of the month ended June 30, 2008, we will ultimately generate gross margins approximating those generated prior to the network expansion. A key aspect of our current business strategy is to focus on sales to increase these voice minutes. Assuming that the Company maintains the current revenue, margin and growth trends that it has experienced in the current fiscal quarter, management believes that the Company will generate positive earnings before interest expense, taxes, depreciation, amortization and stock-based charges when it reaches approximately $30 million of revenue on a run-rate basis.

We currently estimate that this expansion will allow us to provide approximately 10.2 billion minutes of additional voice services per year on our VoIP infrastructure (based on 65% utilization of the approximate 16 billion minutes of total capacity) of the equipment we have connected via dedicated circuits to switches operated by local exchange carriers or installed in our collocation facilities. We estimate that the capacity of our network expansion can facilitate annual revenue growth of over $60 million.

Revenue. We generate revenue primarily from the sale of voice minutes that are transported across our VoIP infrastructure. In addition, ATI, as a reseller, generates revenues from the sale of voice minutes that are currently transported across other telecom service providers’ networks, however, we intend to migrate some of these revenues on to our VoIP infrastructure. Substantially all of our revenue is recurring each month, coming from a growing base of customers. We negotiate rates per minute with our carrier customers on a case by case basis. The voice minutes that we sell through our retail distribution partners are typically priced at per minute rates, are packaged as calling cards and are competitive with traditional calling cards and prepaid services. Our carrier customer services agreements and our retail distribution partner agreements are typically one year in length with automatic renewals. We generally bill our customers on a weekly or monthly basis with either a prepaid balance required at the beginning of the week or month of service delivery or with net terms determined by customers’ creditworthiness. Factors that affect our ability to increase revenue include:

•	Changes in the average rate per minute that we charge our customers.

Our voice services are sold on a price per minute basis. The rate per minute for each customer varies based on several factors, including volume of voice services purchased, a customer’s creditworthiness, and, increasingly, use of our SS-7 based services, which are priced higher than our other voice transport services.

•	Increasing the net number of customers utilizing our VoIP services.

Our ability to increase revenue is primarily based on the number of carrier customers and retail distribution partners that we are able to attract and retain, as revenue is generated on a recurring basis from our customer base. We expect increases in our customer base primarily through the expansion of our direct sales force and our marketing programs. Our customer retention efforts are primarily based on providing high quality voice services and superior customer service. We expect that the addition of SS-7 based services to our network will significantly increase the universe of potential customers for our services because many customers will only connect to a voice service provider through SS-7 based interconnections.

•	Increasing the average revenue we generate per customer.

We increase the revenue generated from existing customers by expanding the number of geographic markets connected to our VoIP infrastructure. Also, we are typically one of several providers of voice transport services for our larger customers, and can gain a greater share of a customer’s revenue by consistently providing high quality voice service.

•	Acquisitions.

We expect to expand our revenue base through the acquisition of other voice service providers. We plan to continue to acquire businesses whose primary cost component is voice services or whose technologies expand or enhance our VoIP service offerings.

We expect that our revenue will increase in the future primarily through the addition of new customers gained from our direct sales and marketing activities and from acquisitions.

Network Costs. Our network, or operating, costs are primarily comprised of fixed cost and usage based network components. In addition, ATI incurs usage based costs from its underlying telecom service providers. We generally pay our fixed network component providers at the beginning or end of the month in which the service is provided and we pay for usage based components on a weekly or monthly basis after the delivery of services. Some of our vendors require a prepayment or a deposit based on recurring monthly expenditures or anticipated usage volumes. Our fixed network costs include:

•	Competitive local exchange carrier costs.

The interconnections between our VoIP infrastructure and our customers’ end users, as well as our retail customers, have historically been purchased on a monthly recurring fixed cost basis from competitive local exchange carriers, or CLECs. Historically, CLEC interconnections have been our largest component of fixed network costs. During 2006, we transitioned our business by replacing our CLEC interconnections with SS-7 based interconnections, discussed below. However, until the quarter ended September 30, 2006, we maintained a portion of these services to provide a transition for existing customers who purchase our SS-7 services. Having both the CLEC and SS-7 services running simultaneously significantly increased our network costs as a percentage of revenue and correspondingly decreased our gross margin during the year ended December 31, 2006.

•	SS-7 based interconnection costs.

During the first nine months of 2006, we added a significant amount of capacity, measured by the number of simultaneous phone calls our VoIP infrastructure can connect in a geographic market, by connecting directly to local phone companies through SS-7 based interconnections purchased on a monthly recurring fixed cost basis. As we expand our network capacity and expand our network to new geographic markets, SS-7 based interconnection capacity will be the primary component of our fixed network costs. Until we are able to increase revenues based on our SS-7 services, these fixed costs will significantly reduce the gross profit earned on our revenue.

•	Other fixed costs.

Other significant fixed costs components of our VoIP infrastructure include private fiber-optic circuits and private managed IP bandwidth that interconnect our geographic markets, monthly leasing costs for the collocation space used to house our networking equipment in various geographic markets, local loop circuits that are purchased to connect our VoIP infrastructure to our customers and usage based vendors within each geographic market. Other fixed network costs include depreciation expense on our network equipment and monthly subscription fees paid to various network administrative services.

The usage based cost components of our network include:

•	Off-net costs.

In order to provide services to our customers in geographic areas where we do not have existing or sufficient VoIP infrastructure capacity, we purchase transport services from traditional long distance providers and resellers, as well as from other VoIP infrastructure companies. We refer to these costs as “off-net” costs. Off-net costs are billed on a per minute basis with rates that vary significantly based on the particular geographic area to which a call is being connected.

•	SS-7 based interconnections with local carriers.

The SS-7 based interconnection services we began purchasing during the first quarter of 2006, and those we intend to purchase for the provision of a majority of our future services, include a usage based, per minute cost component. The rates per minute for this usage based component are significantly lower than the per minute rates for off-net services. We expect that the usage based costs for SS-7 services will become the largest cost component of our network as we grow revenue utilizing SS-7 technology.

Our fixed-cost network components generally do not experience significant price fluctuations. Factors that affect these network components include:

•	Efficient utilization of fixed-cost network components.

Our customers utilize our services in identifiable fixed daily and weekly patterns. Customer usage patterns are characterized by relatively short periods of high volume usage, leaving a significant amount of time during each day where the network components remain idle.

Our ability to attract customers with different traffic patterns, such as customers who cater to residential calling services, which typically spike during evening hours, with customers who sell enterprise services primarily for use during business hours, increases the overall utilization of our fixed-cost network components. This decreases our overall cost of operations as a percentage of revenues.

•	Strategic purchase of fixed-cost network components.

Our ability to purchase the appropriate amount of fixed-cost network capacity to (1) adequately accommodate periods of higher call volume from existing customers, (2) anticipate future revenue growth attributed to new customers, and (3) expand services for new and existing customers in new geographic markets is a key factor in managing the percentage of fixed costs we incur as a percentage of revenue.

From time to time, we also make strategic decisions to add capacity with newly deployed technologies, such as the SS-7 based services, which require purchasing a large amount of network capacity in many geographic markets prior to the initiation of customer revenue.

We expect that both our fixed-cost and usage based network costs will increase in the future primarily due to the expansion of our VoIP infrastructure and use of off-net providers related to the expected growth in our revenues.

Our usage based network components costs are affected by:

•	Fluctuations in per minute rates of off-net service providers.

Increasing the volume of services we purchase from our vendors typically lowers our average off-net rate per minute, based on volume discounts. Another factor in the determination of our average rate per minute is the mix of voice services we use by carrier type, with large fluctuations based on the carrier type of the end user which can be local exchange carriers, wireless providers or other voice service providers.

•	Sales mix of our VoIP infrastructure capacity versus off-net services.

Our ability to sell services connecting our on-net geographic markets, rather than off-net areas, affects the volume of usage based off-net services we purchase as a percentage of revenue.

•	Acquisitions of telecommunications businesses.

We expect to continue to make acquisitions of telecommunications companies. As we complete these acquisitions and add an acquired company’s traffic and revenue to our operations, we may incur increased usage based network costs. These increased costs will come from traffic that remains with the acquired company’s pre-existing carrier and from any of the acquired company’s traffic that we migrate to our SS-7 services or our off-net carriers. We may also experience decreases in usage based charges for traffic of the acquired company that we migrate to our network. The migration of traffic onto our network requires network construction to the acquired company’s customer base, which may take several months or longer to complete.

Sales and Marketing Expense. Sales and marketing expenses include salaries, sales commissions, benefits, travel and related expenses for our direct sales force, marketing and sales support functions. Our sales and marketing expenses also include payments to our agents that source carrier customers and retail distribution partners. Agents are primarily paid commissions based on a percentage of the revenues that their customer relationships generate. In addition, from time to time we may cover a portion or all of the expenses related to printing physical cards and related posters and other marketing collateral. All marketing costs associated with increasing our retail consumer user base are expensed in the period in which they are incurred. We expect that our sales and marketing expenses will increase in the future primarily due to increases in our direct sales force.

General and Administrative Expense. General and administrative expenses include salaries, benefits and expenses for our executive, finance, legal and human resource personnel. In addition, general and administrative expenses include fees for professional services, occupancy costs and our insurance costs, and depreciation expense on our non-network depreciable assets. In addition, our general and administrative expenses include stock-based compensation on option grants to our employees and options and warrant grants to non-employees for goods and services received.